Exhibit 23


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of EnergyNorth, Inc.:

As independent public accountants, we hereby consent to the incorporation of our report, dated November 5, 1999, included in EnergyNorth, Inc.'s Form 10-K, into the Company's previously filed Registration Statement on Form S-3, File No. 33-58127.





ARTHUR ANDERSEN LLP
Boston, Massachusetts
December 20, 1999